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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ATN International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ATN INTERNATIONAL, INC.
500 Cummings Center
Beverly, MA 01915
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2018

April 30, 2018

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at ATN's headquarter location, 500 Cummings Center, Beverly, MA 01915 on Tuesday, June 12, 2018 at 9:00 a.m. ET, for the following purposes:

  1.
  To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2018; and

  3.
  To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on April 20, 2018 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.

        Whether or not you expect to attend the meeting, please cast your vote via the internet, telephone or mail to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Mary Mabey
 Secretary

ATN INTERNATIONAL, INC.
500 Cummings Center
Beverly, MA 01915

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2018

GENERAL INFORMATION ABOUT VOTING

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ATN International, Inc., a Delaware corporation, for use at the 2018 Annual Meeting of Stockholders to be held on June 12, 2018, at 9:00 a.m. ET, or any adjournments or postponements thereof.

        We are mailing this Proxy Statement together with our Annual Letter to Stockholders, our Annual Report on Form 10-K for the year ended December 31, 2017 (excluding exhibits) and a proxy card or voting instruction for the Annual Meeting on or about April 30, 2018.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2018: This Proxy Statement and our 2017 Annual Report on Form 10-K are available at http://ir.atni.com/financials.cfm.

Who Can Vote

        Only stockholders of record at the close of business on April 20, 2018 are entitled to vote at the Annual Meeting. On that date, 15,974,800 shares of common stock, par value $.01 per share, were outstanding, with each share entitled to one vote. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Voting

        You may vote your shares held of record either by attending the meeting and voting in person or by proxy. To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting. If you choose to vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. No postage is necessary if the proxy card is mailed in the United States. You may also vote your shares by following the "Vote by Internet" or "Vote by Phone" instructions on the enclosed proxy card. Telephone and Internet facilities for stockholders of record will be available 24 hours a day from the date of mailing through 11:59 p.m. EDT on June 11, 2018. If your proxy card or vote is received in time for voting and not revoked, your shares will be voted at the Annual Meeting in accordance with your instructions. If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders as follows:

  •
  FOR the election of the director nominees named herein;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

  •
  in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

        If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers. You must make arrangements with your broker, bank or other nominee in advance of the Annual Meeting to vote your shares in person.

Quorum

        The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

        Proposal 1, the election of each director nominee, requires the affirmative vote of a majority of the votes cast and entitled to vote at the Annual Meeting regarding such director nominee's election.

        Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2018, requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote on the matter.

        We will not count shares that abstain from voting ("abstentions") on a particular matter as votes in favor of such matter. Similarly, we will not count broker non-votes as votes in favor of such matter. A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is prohibited by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Accordingly, broker non-votes will have no effect on the outcome of voting on Proposal 1. Brokers will be entitled to vote a customer's shares in their discretion on Proposal 2, so there will be no broker non-votes on that proposal. However, abstentions will be considered to be votes present and entitled to vote on Proposal 2, and they will have the effect of a vote against that proposal. Inspectors of election appointed by our Board will tabulate votes.

Revocability of Proxies

        A proxy may be revoked at any time before it is exercised by delivering a written revocation or a duly executed proxy card bearing a later date to ATN International, Inc., Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915. A proxy may also be revoked by re-voting by Internet or by telephone as instructed above or by voting in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you must make arrangements with your broker, bank or other nominee to revoke your proxy.

Where Can I Find the Voting Results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Solicitation Expenses

        We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage Broadridge Investor Communications Solutions, Inc. to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries at an estimated cost of approximately $14,500 for any such services, plus reasonable out-of-pocket expenses.

Who to Contact for Additional Information

        If you have questions about how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card, please contact our proxy solicitor:

        Broadridge Investor Communications Solutions, Inc.
BY INTERNET: www.proxyvote.com
BY TELEPHONE: 1-800-579-1639
BY E-MAIL: sendmaterial@proxyvote.com

        If you have questions about attending the meeting in person or require directions, please contact us at the following address or telephone number:

ATN International, Inc.
Attn: Investor Relations
500 Cummings Center
Beverly, MA 01915
(978) 619-1300

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us as of April 20, 2018 (unless otherwise indicated in the footnotes to this table) with respect to the shares of our common stock that were beneficially owned as of such date by:

  •
  each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our current directors and each of the nominees seeking election as director;

  •
  our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2017, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2017, whom we refer to collectively as our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        The number of shares beneficially owned by each person listed below includes any shares that the person has a right to acquire on or before June 19, 2018 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under "Percent of Class" was calculated based on 15,974,800 shares of common stock outstanding on April 20, 2018, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before June 19, 2018. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Beneficial Owners	Number	Percent of Class
Directors, Director Nominees and Named Executive Officers:
Cornelius B. Prior, Jr.(1)	4,379,330	27.41%
Martin L. Budd(2)	6,689	*
Bernard J. Bulkin	3,210	*
Michael T. Flynn	10,878	*
Charles J. Roesslein(3)	7,262	*
Liane J. Pelletier	9,267	*
Michael T. Prior(4)	638,594	4.00%
John C. Kennedy(5)	0	0%
Richard J. Ganong(6)	0	0%
Justin D. Benincasa(7)	98,151	*
William F. Kreisher(8)	80,337	*
Leonard Q. Slap(9)	16,930	*
Barry C. Fougere(10)	11,186	*
Other 5% Stockholders:
BlackRock, Inc.(11)	1,652,851	10.35%
The Vanguard Group(12)	1,324,754	8.29%
Dimensional Fund Advisors LP(13)	1,112,704	5.32%
All Current Directors, Director Nominees and Executive Officers as a group (13 persons)(14)	5,239,722	32.80%

*
Less than 1%.

(1)
Includes 500 shares owned by Gertrude Prior, Mr. Cornelius B. Prior, Jr.'s wife; 34,000 shares owned by the Katherine D. Prior Revocable Trust; and 8,227 shares held by Tropical Aircraft Co., a company in which Mr. Prior owns approximately 90% of the equity. Mr. C.B. Prior, Jr. disclaims beneficial ownership of the shares owned by his wife and the Katherine D. Prior Trust, of which Mr. Prior serves as trustee. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030. Excludes 392,776 shares owned by the Prior Family Foundation, a charitable trust for which Mr. C.B. Prior, Jr.'s wife serves as trustee. Mr. Prior currently has approximately 684,907 shares pledged as collateral for outstanding loans and 500,550 shares held in a brokerage margin account. There are currently no outstanding margin loans in this account.

(2)
Includes 353 shares held by Mr. Budd's spouse.

(3)
All shares are owned jointly with Mr. Roesslein's spouse.

(4)
Includes 323,078 shares owned by the Michael T. Prior 2013 Trust and 146,647 shares owned by the Lauren T. Prior 2013 Trust, for each of which Mr. Prior serves as trustee; 32,625 shares of restricted stock (5,250 of which vest on March 17, 2019; 10,950 of which vest ratably on March 9, 2019 and 2020; 16,425 of which vest ratably on March 8, 2019, 2020 and 2021); 25,800 shares of restricted stock units of which vest ratably on March 7, 2019, 2020, 2021 and 2022; and 62,500 shares issuable on or before June 19, 2018, upon exercise of outstanding options. Also includes 9,341 shares held by the RP 2014 Trust, 9,441 shares held by the WP 2015 Trust and 9,841 shares held in the name of Mr. Prior's minor child. Mr. Prior serves as trustee of each trust and custodian for his minor child and disclaims beneficial ownership of all shares held by the trusts and his child.

(5)
Mr. Kennedy is a nominee for our Board of Directors.

(6)
Mr. Ganong is a nominee for our Board of Directors.

(7)
Includes 55,347 shares owned by the Justin D. Benincasa Revocable Trust, for which Mr. Benincasa serves as trustee; 12,275 shares of restricted stock (2,275 of which vest on March 17, 2019; 4,000 of which vest ratably on March 9, 2019 and 2020; 6,000 of which vest ratably on March 8, 2019, 2020 and 2021); 10,000 shares of restricted stock units of which vest ratably on March 7, 2019, 2020, 2021 and 2022; and 42,821 shares issuable on or before June 19, 2018, upon exercise of outstanding options.

(8)
Includes 27,737 shares held jointly with Mr. Kreisher's spouse; 8,100 shares of restricted stock (1,475 of which vest on March 17, 2019; 2,650 of which vest ratably on March 9, 2019 and 2020; 3,975 of which vest ratably on March 8, 2019, 2020 and 2021); 6,500 shares of restricted stock units of which vest ratably on March 7, 2019, 2020, 2021 and 2022; and 38,000 shares issuable on or before June 19, 2018, upon exercise of outstanding options.

(9)
Consists of 16,930 shares held jointly with Mr. Slap's spouse. Mr. Slap departed from his position as Senior Vice President and General Counsel, effective March 16, 2018.

(10)
Mr. Fougere departed from his position as Executive Vice President, Business Operations, effective April 13, 2018.

(11)
Based on information contained in this holder's Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on January 17, 2018, Blackrock, Inc. ("Blackrock") has sole voting power with respect to 1,625,427 shares and sole dispositive power with respect to 1,652,851 shares. The address of Blackrock is 55 East 52nd Street; New York, NY 10055.

(12)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 7, 2018. The Vanguard Group ("Vanguard") has sole voting power with respect to 12,104 shares, sole dispositive power with respect to 1,313,215 shares and shared dispositive power with respect to 11,539 shares. Includes 10,968 shares beneficially owned by Vanguard's wholly-owned subsidiary Vanguard Fiduciary Trust Company ("VFTC") as a result of VFTC's serving as investment manager of collective trust accounts and 1,707 shares beneficially owned by Vanguard's wholly-owned subsidiary Vanguard Investments Australia, Ltd. ("VIA") as a result of VIA's serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(13)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP ("Dimensional") has sole voting power with respect to 1,062,824 shares and sole dispositive power with respect to 1,112,704 shares. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(14)
See footnotes (1) through (10).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of their initial ownership and of changes in ownership of our common stock and provide us with copies of those reports. To our knowledge, based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2017, all Section 16(a) reports applicable to our executive officers, directors and 10% stockholders were timely filed except as described below.

        A late Form 4 for each of Messrs. Prior, Benincasa, Fougere, Kreisher and Slap was filed on March 16, 2017, each reporting one transaction.

PROPOSAL 1: ELECTION OF DIRECTORS

        Stockholders are being asked to elect the following eight members to our Board of Directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their earlier retirement, resignation or removal:

Martin L. Budd
Bernard J. Bulkin
Michael T. Flynn
Richard J. Ganong
John C. Kennedy
Liane J. Pelletier
Michael T. Prior
Charles J. Roesslein

        Each nominee has consented to his or her nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. Biographical information for each of the nominees is set forth below under "Director and Nominee Experience and Qualifications."

Vote Required

        Each director nominee must be elected by an affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote regarding such director nominee's election. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections.

        If a director nominee does not receive a majority of the votes cast regarding his or her election, such nominee would be required to submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the committee would make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board would then act on the resignation, taking into account the committee's recommendation, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation within 90 days following certification of the election results. The committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

 DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS

        Set forth below is biographical information about the nominees for director, each of whom is currently a director, other than Messrs. Kennedy and Ganong. All of the current directors' present terms expire at the Annual Meeting.

        Martin L. Budd, 77, has been a director of ours since May 2007, and is the Chair of our Compensation Committee and a member of our Audit Committee. He retired as a partner of the law firm of Day, Berry and Howard LLP (now Day Pitney LLP) effective December 31, 2006. Mr. Budd chaired that firm's Business Law Department and its Business Section and had particular expertise in federal securities laws, merger and acquisition transactions and strategic joint ventures. Mr. Budd is Chairman of the Connecticut Appleseed Center for Law and Justice and has served on the Legal Advisory Board of the National Association of Securities Dealers. He is a member of the National Executive Committee of the Anti-Defamation League and is the former chairman, and currently serves as a member of, the Board of Trustees of the Hartford Seminary. Mr. Budd also serves on the Board of the "I Have a Dream" Foundation. Mr. Budd earned his legal degree from the Harvard Law School.

        Mr. Budd was selected to serve as a director on our Board because of his extensive background providing legal, regulatory and corporate governance advice to public companies.

        Dr. Bernard J. Bulkin, 76, has been a director of ours since March 2016 and is a member of our Nominating and Corporate Governance Committee. Dr. Bulkin brings particular expertise in the field of renewable energy. He held several senior management roles throughout his approximately twenty- year career at British Petroleum, including Director of the refining business, Vice President Environmental Affairs, and Chief Scientist. Dr. Bulkin left BP in 2003. He is currently a Director of Ludgate Investments Limited, K3Solar Ltd., IDSolar Power Ltd., and Sustainable Power Ltd., and is a member of the FTSE Environmental Markets Advisory Committee. Dr. Bulkin has served on the boards of Severn Trent plc, HMN Colmworth Ltd., Chemrec AB and REAC Fuel AB, each a Swedish biofuel technology developer, and Ze-gen Corporation, a renewable energy company, and chaired the boards of two UK public companies: AEA Technology plc (from 2005 until 2009) and Pursuit Dynamics Plc (from 2011 until 2013). Dr. Bulkin served as Chair of the UK Office of Renewable Energy from 2010 until 2013, and has held several other UK government roles in sustainable energy and transport. He earned a B.S. in Chemistry from the Polytechnic Institute of Brooklyn and a Ph.D. in Physical Chemistry from Purdue University. Dr. Bulkin is a Professorial Fellow at the University of Cambridge and is the author of Crash Course, published in March 2015. He was awarded the Honour of Officer of the Order of the British Empire (OBE) in the 2017 New Year Honours List.

        Dr. Bulkin was selected to serve as a director on our Board because of his particular expertise in the field of renewable energy.

        Michael T. Flynn, 69, has been a director of ours since June 2010 and is a member of our Audit and Compensation Committees. He is currently a director of Airspan Networks, Inc., a provider of wireless broadband equipment and CALIX, Inc., a manufacturer of broadband equipment. Mr. Flynn has forty years of experience in the telecommunications wireline and wireless businesses, and spent ten years as an officer at Alltel Corporation prior to his retirement in 2004. He also previously served as an officer of Southwestern Bell Telephone Co. and its parent SBC Communications from 1987 to 1994. Mr. Flynn has previously served on the board of directors of WebEx Communications, Inc., a provider of internet collaboration services, Equity Media Holding Corporation, an owner and operator of television stations throughout the United States, iLinc Communications, Inc., a provider of SaS web collaboration and GENBAND, a worldwide leader of next generation network systems. Mr. Flynn received a Bachelor of Science degree in Industrial Engineering from Texas A&M University and attended the Dartmouth Institute and the Harvard Graduate School of Business' Advanced Management Program.

        Mr. Flynn was selected to serve as a director on our Board due to his lengthy and broad operating experience in the telecommunications industry.

        Richard J. Ganong, 54, has been nominated by our Board for election at the Annual Meeting. Mr. Ganong has more than 25 years of experience in the financial services industry with a focus on venture capital and hedge fund investing. He was a Partner at the Tudor Investment Corporation from 1993-2009, an internationally recognized diversified investment management firm, and was a founding General Partner of the Tudor Venture Group which managed a series of funds providing growth capital to private companies in various information technology industries. Mr. Ganong was the Senior Vice President of Development and Alumni Relations at Bowdoin College from 2014-2016 and most recently founded Five Pine Partners, where he focuses on advising and investing in emerging companies in the information technology, consumer and food sectors. Mr. Ganong also is an emeritus member of the Board of Overseers at The Tuck School at Dartmouth. He is currently a member of the Board of Directors for The Maine Technology Institute, The Gulf of Maine Research Institute, and Wolfe's Neck Center for Agriculture and the Environment. Mr. Ganong holds a Bachelor of Arts from Bowdoin College and an MBA from the Tuck School at Dartmouth.

        John C. Kennedy, 53, has been nominated by our Board for election at the Annual Meeting. Mr. Kennedy is the founder and CEO of Platform Science, Inc., an emerging company in the connected vehicle and transportation technology space. Previously, he was the President of Qualcomm Enterprise Services and the President of Omnitracs, Inc. Mr. Kennedy is a veteran of News Corp., where he served as Executive Vice President of Operations—Digital Media, from 2009 - 2012. From 2007 - 2008 he served as Executive Vice President of Strategy and Corporate Development at Fox Interactive Media and began his career at Fox as a Senior Vice President of Corporate Development at Fox Networks Group, where he was part of the joint Fox/NBC Universal team that created the joint venture now known as "Hulu". His background includes multiple leadership and strategic roles with technology start-ups, including satellite broadband start-up Teledesic; pioneering online video site Load Media Network, where Mr. Kennedy served as Chief Executive Officer; Leap Wireless, and Wireless Facilities International. He began his business career as a venture capital associate with Idanta Partners. Jack retired as a Commander in the U.S. Navy Reserves in 2016, after serving as a founding team member of DiUX, the Department of Defense's recently established Silicon Valley presence. He served on the staff of U.S. Senator John McCain; the Aide de Camp to the vice chairman of the Joint Chiefs of Staff; and was a naval aviator in the first Gulf War. Mr. Kennedy holds a BS in Economics and Engineering from the United States Naval Academy and an MBA from the Harvard Business School, and was a Legis Fellow of the Brookings Institution.

        Liane J. Pelletier, 60, has been a director of ours since June 2012, and is the Chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. Ms. Pelletier has over twenty-five years of experience in the telecommunications industry. From October 2003 through April 2011, she served as the Chief Executive Officer and Chairman of Alaska Communications Systems and prior to that time, served as the former Senior Vice President of Corporate Strategy and Business Development for Sprint Corporation. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College. Ms. Pelletier currently serves as Chairman of the Nominating and Corporate Governance Committee on the Board of Directors of Expeditors International and as Chairman of the National Association of Corporate Directors ("NACD"), Northwest Chapter. Ms. Pelletier is a NACD Board Leadership Fellow and has earned the CERT Certificate in Cybersecurity Oversight awarded by the Software Engineering Institute of Carnegie Mellon University.

        Ms. Pelletier was selected to serve as a director on our Board due to her expertise in the telecommunications industry, her history as a chief executive officer and her experience in guiding and advising on business strategy.

        Michael T. Prior, 53, has been our President and Chief Executive Officer since December 2005 and an officer of the Company since June 2003. He was elected to the Board in May 2008. Previous to joining the Company, Mr. Prior was a partner with Q Advisors LLC, a Denver based investment banking and financial advisory firm focused on the technology and telecommunications sectors. Mr. Prior began his career as a corporate attorney with Cleary Gottlieb Steen & Hamilton LP in London and New York. He received a B.A. degree from Vassar College and a J.D. degree summa cum laude from Brooklyn Law School. Mr. Prior currently serves on the Board of Directors of the Competitive Carriers Association and is a member of the Board of Directors of the Trustees of Reservations. In 2008, Mr. Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young LLP and One of America's Best CEOs by DeMarche Associates, Inc.

        Mr. M. Prior was selected to serve as a director on our Board due to his position as Chief Executive Officer of the Company and his broad experience in the telecommunications industry.

        Charles J. Roesslein, 69, has been a director of ours since April 2002 and is the Chair of our Audit Committee and a member of our Compensation and Nominating and Corporate Governance Committees. He has been a director of National Instruments Corporation since July 2000 and is the Co-Founder of Austin Tele-Services Partners, LP, a telecommunications provider, for whom he served as Chief Executive Officer from 2004 to January 2016. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

        Mr. Roesslein was selected to serve as a director on our Board due to his financial expertise, and previous and current senior positions held with other telecommunications companies. Mr. Roesslein is qualified as an "audit committee financial expert" under SEC guidelines.

 PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") as our independent auditor to perform the audit of our financial statements and of our internal control over financial reporting for the fiscal year ending December 31, 2018. In making its selection, the Audit Committee conducted a review of PwC's performance, including consideration of the following:

  •
  PwC's performance on the audit, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  The record of the firm against comparable accounting firms in various matters such as regulatory, litigation and accounting matters;

  •
  The firm's financial strength and performance; and

  •
  The appropriateness of fees charged by the firm.

        PwC was our independent auditor for the year ended December 31, 2017.

        The Board of Directors recommends that stockholders ratify the selection of PwC as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

        The ratification of the appointment of PwC as our independent auditor for 2018 requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will be considered to be votes present and entitled to vote on this proposal and, therefore, they will have the effect of a vote against this proposal. Brokers will be entitled to vote a customer's shares in their discretion on this proposal, so there will be no broker non-votes on this proposal.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR FOR 2018.

CORPORATE GOVERNANCE

General

        The role of the Board of Directors is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards.

        During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the Nasdaq Stock Market.

        We have adopted a written Code of Ethics that applies to all of our employees and agents, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Ethics, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter and Audit Committee Charter are available on our website at ir.atni.com and may be obtained free of charge upon request by writing to us at ATN International, Inc., Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915.

Board Leadership Structure

        Our Board of Directors is committed to maintaining responsible and effective corporate governance and is focused on the interests of our stockholders. Our Board brings strong leadership and industry expertise to inform the management and direction of the Company on behalf of our stockholders. Management and the Board of Directors work together to try to focus the Board on major questions of governance, succession and setting the Company's overall investment and operating strategy.

        Mr. C.B. Prior, Jr., who has served as our Chairman since 1997, was also our Chief Executive Officer until December 2005. Mr. C.B. Prior, Jr. will be retiring from the Company's Board effective as of the date of the Annual Meeting. He, together with related entities, affiliates and family members, controls more than 30% of our outstanding common stock.

        The Board has nominated Mr. Michael Prior, our Chief Executive Officer, as our new Chairman to assume such role upon Mr. C.B. Prior, Jr.'s retirement, effective as of the date of the Annual Meeting. In prior years, the Board determined that its leadership structure, including Mr. C. B. Prior, Jr. serving as Chairman, our Chief Executive Officer serving as a director, and the composition of independent directors for each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, best served the Company and its stockholders. The Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company and our stockholders to make the determination as to who will serve as Chairman based on an assessment of the current needs of the Company and composition of the Board. Our Board believes that combining the Chairman and Chief Executive Officer positions will align corporate strategy development with management oversight in the Board process and, taken together with the Lead Director role, is the appropriate leadership structure for us at this time. The Board determined that Mr. Michael Prior's extensive business and leadership experience made him the best candidate for Chairman.

        As the positions of Chief Executive Officer and Chairman will be combined following the Annual Meeting, the Board intends to appoint a Lead Independent Director. The Lead Independent Director shall be an independent, non-employee director designated by the Board who shall serve in a lead capacity to coordinate the activities of the other non-employee directors, interface with and advise management, and perform such other duties as the Board may determine. While the Board does not have a policy regarding the requirement to appoint, or role of, a Lead Independent Director, it expects that such role will serve:

  •
  to convene and chair meetings of independent directors at each board meeting and as necessary in addition to regularly scheduled meetings;

  •
  as a liaison between the CEO/Chairman and the independent directors, to provide feedback from executive sessions and keep the Board informed of other matters as necessary; and

  •
  as a sounding board, if necessary, to the CEO/Chairman on board agenda, materials and other matters.

Director Nomination Process

        Our Nominating and Corporate Governance Committee considers director nominees, whether proposed by a stockholder or identified through the Company's processes, in accordance with its charter and our Nominating and Corporate Governance Guidelines, as currently in effect. The Nominating and Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees but applies general criteria intended to ensure that the Board includes members with significant breadth of experience, knowledge and abilities as well as financial and industry expertise to assist the Board in performing its duties. Minimum qualifications for director nominees include: a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience and judgment related to the objectives of the Company; and the commitment to understand the Company and its industry and actively participate in Board deliberations. While our Board does not have a formal diversity policy, it recognizes that a diversity of backgrounds, expertise and life experience can enhance the effectiveness of the Board. Accordingly, our Nominating and Corporate Governance Committee also considers nominees based on their differences of viewpoint, professional experience, education, skill and other characteristics that are relevant to the current needs of the Company, including those that promote diversity. Our Nominating and Corporate Governance Committee then recommends director nominees to the Board for its consideration and nomination at the next annual meeting of stockholders.

        In selecting director nominees pursuant to the Nominating and Corporate Governance Guidelines, our Nominating and Corporate Governance Committee considers candidates submitted by stockholders and evaluates such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate's name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate's principal occupation or employment for the past five years and information about any positions on the board of directors of other companies, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. Our Nominating and Corporate Governance Committee may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to ATN International, Inc., Attn: Nominating and Corporate Governance Committee, 500 Cummings Center, Suite 2450, Beverly, MA 01915 and must comply with applicable timing requirements.

Determination of Independence

        Nasdaq rules require that a majority of our directors be "independent" and that we maintain a minimum three-person audit committee and a two-person compensation committee whose members satisfy heightened independence requirements. A director qualifies as "independent" if our Board, upon the recommendation of our Nominating and Corporate Governance Committee, affirmatively determines that the director does not have a relationship with us, an affiliate of ours, or otherwise that, in the opinion of the Board, would interfere with the exercise of independent judgment in discharging his or her duties as a director. Nasdaq rules preclude an affirmative determination by the Board that a director is independent if:

  •
  a director who is, or was at any time during the past three years, employed by us or by any subsidiary of ours;

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  a director who accepted or has a family member who accepted any compensation from us or any subsidiary of ours in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than the executive officer) of the company, or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  •
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us or a subsidiary of ours as an executive officer;

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  a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

  •
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers have served on the compensation committee of such other entity; or

  •
  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

        Based on the Nasdaq rules, our Nominating and Corporate Governance Committee and the Board has determined that Messrs. Budd, Flynn and Roesslein, Dr. Bulkin, Ms. Pelletier and our director nominees who do not currently serve on our Board, Messrs. Kennedy and Ganong, are independent for purposes of SEC rules and Nasdaq listing compliance. This determination included reviewing the following relationships and transactions with Mr. Budd, which our Nominating and Corporate Governance Committee and the Board concluded did not affect his independence:

  Mr. Budd.    Mr. Budd is a former partner of the law firm of Day, Berry and Howard, LLP, which is now known as Day Pitney LLP ("Day Pitney"), and had served as our general outside counsel for a number of years until his retirement on December 31, 2006. From time to time, our Chairman has engaged, in an individual capacity, Day Pitney for legal services. The Compensation Committee retained Day Pitney in 2015 to advise it on the terms and conditions of standard severance agreements for executive officers.

Nominating and Corporate Governance Committee Report

        The Nominating and Corporate Governance Committee has reviewed and discussed the Director Nomination Process and Director Independence disclosure and, based on such review and discussions, we recommended to the Board that (i) these disclosures be included in this Proxy Statement and (ii) that each of the persons listed in Proposal 1, "Election of Directors," be nominated by the Board for election as a director of the Company.

By the Nominating and Corporate Governance Committee

Liane J. Pelletier, Chair
Dr. Bernard J. Bulkin
Charles J. Roesslein

Risk Management and Risk Assessment

        In accordance with Nasdaq requirements, our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company's major financial risk exposures, cyber security risks and the steps management has undertaken to control such risks. Our Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. This includes discussions of the Company's balance sheet and capital structure in light of potential capital needs and projections of operating cash flows and the risks to such cash flows. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes and makes detailed recommendations on sources and uses of capital. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company. As a general matter, management and the Board of Directors seek to mitigate major risks to the Company's financial condition by striving to maintain a level of debt to annual operating cash flows that allows the Company to survive short-term unforeseen reductions in cash flow or unanticipated large capital spending needs. To date, the Board of Directors believes that the Company has maintained a more conservative level of debt (relative to cash flows) than most of its peers in the telecommunications industry.

        For the year ended December 31, 2017, our management, in consultation with the Board, reviewed the Company's compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company's cash and equity incentive compensation plans and practices applicable to all employees to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company's incentive compensation programs were considered: (i) the Company's focus on multiple year vesting periods for all equity compensation, including the restricted stock awards made for 2017 achievements; (ii) management's practice of conservative awards of annual cash bonus payments; (iii) the relatively low level and intermittent awards of stock options to senior management; and (iv) the use of restricted stock and restricted stock unit awards to encourage management to balance "upside" and "downside" risk. As a result of this process, there were no recommended changes to the Company's incentive compensation programs.

Communications from Stockholders and Other Interested Parties

        To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915.

        To send communications to the Board or to individual directors, stockholders should write to Board of Directors, ATN International, Inc., 500 Cummings Center, Suite 2450, Beverly, MA 01915. All communications received will be directly sent to the Board or to individual members of our Board, as addressed.

Board of Directors' Meetings and Committees

        During 2017, our Board met four times either by conference call or in person. In 2017, no director attended fewer than 75% of the meetings of the Board or the meetings of the committee(s) on which he or she served. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors attended last year's annual meeting of stockholders.

        Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The current membership of each committee is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles J. Roesslein, Chair	Martin L. Budd, Chair	Liane J. Pelletier, Chair
Martin L. Budd	Michael T. Flynn	Dr. Bernard J. Bulkin
Michael T. Flynn	Liane J. Pelletier	Charles J. Roesslein

        All members of these committees are independent as defined in the listing standards of Nasdaq.

Audit Committee

        During 2017, the Audit Committee met eight times either by conference call or in person, including several meetings without members of management or the Company's independent auditors. The functions of the Audit Committee include:

  •
  Appointing, compensating, evaluating and overseeing our independent auditor;

  •
  Reviewing with our independent auditor the plan and scope of the audit, its status during the year and any recommendations the independent auditor may have for improving or changing the audit and control environment;

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  Pre-approving the services provided by our independent auditor;

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  Overseeing the Company's internal audit department and its review and testing of the Company's internal control policies, systems and procedures;

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  Discussing with management and our independent accountant the adequacy of internal accounting and financial controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

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  Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

  •
  Reviewing our Code of Ethics, the Audit Committee Charter, the Internal Audit Department Charter any other relevant Company policies and the oversight of other compliance matters;

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  Reviewing and evaluating the effectiveness of the Company's risk assessment and risk management policies and processes;

  •
  Reviewing and, if appropriate, approving related party transactions entered into by the Company;

  •
  Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

  •
  Undertaking other duties as assigned by our Board.

        Our Board has determined that each current member of the Audit Committee meets the financial literacy requirements of Nasdaq. It has also determined that Mr. Roesslein, who is currently the Chair of the Audit Committee and a director nominee for re-election, qualifies as an "audit committee financial expert" under the rules of the SEC and meets the financial sophistication requirements of

Nasdaq. In addition, our Nominating and Corporate Governance Committee has determined that each of the current members of our Audit Committee meet the Nasdaq and SEC standards for audit committee member independence.

Compensation Committee

        The Compensation Committee met four times during 2017, and the Chairman of the Compensation Committee consulted and met several times with the Chief Executive Officer during 2017. The Compensation Committee has also met once during 2018 to discuss 2017 compensation and bonus awards. The functions of the Compensation Committee include:

  •
  Reviewing and determining the compensation of our Chief Executive Officer and our other executive officers;

  •
  Reviewing with the Chief Executive Officer the compensation of the managers of the Company's key operating units;

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  Reviewing and discussing our Compensation Discussion and Analysis in our Proxy Statement with management;

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  Developing, administering and taking all action required or permitted to be taken by the Board under our stock-based incentive plan;

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  Reviewing and recommending to the Board the compensation of our directors;

  •
  Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites;

  •
  Retaining and working with compensation consultants or other advisors as the Compensation Committee may deem appropriate to carry out its responsibilities;

  •
  Reviewing the Compensation Committee Charter; and

  •
  Undertaking such other functions as are assigned to the Compensation Committee by the Board.

        The Compensation Committee meets several times each year to carry out these responsibilities. Early in the year, the Compensation Committee begins its analysis by reviewing the compensation trends and practices of the Company's identified peer group as well as any other entities that the Compensation Committee may deem relevant against the current compensation of the Company's Chief Executive Officer and the Company's other executive officers. This year, the Compensation Committee again retained Compensia, a compensation consultant, to re-evaluate and make recommendations as to the Company's peer group as well as consult on executive and director compensation trends. Following this review, the Chief Executive Officer typically meets with the Chairman of the Compensation Committee in order to discuss the draft compensation recommendations, performance analysis and future objectives of each of the executive officers of the Company and finalizes, with the Chairman, a memorandum detailing the Company's performance and individual executive officer performance for the year before providing it to the Compensation Committee. Upon the request of the Compensation Committee, the Chief Executive Officer may engage in a detailed discussion of the performance of an executive officer or a manager of the Company's key operating units. The Compensation Committee has been authorized by the Board of Directors to delegate to the Chief Executive Officer the power to make limited awards under the Company's 2008 Equity Incentive Plan (the "2008 Plan") to employees of the Company. Our Board and our Nominating and Corporate Governance Committee have determined that each of the current members of our Compensation Committee meets the independence requirements under Nasdaq and SEC standards for director independence.

        The Compensation Committee determines the compensation of the Chief Executive Officer in an executive session following its review of the CEO's performance against his goals for the year, the growth and performance of the Company, his leadership skills for the previous year, his self-analysis for the prior year's performance, and any other relevant factors.

        For further information about the Compensation Committee's practices, please see "Compensation Discussion and Analysis," under "Executive Officer Compensation," below.

Compensation Committee Interlocks and Insider Participation

        During or prior to the fiscal year ended December 31, 2017, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of our Board met five times in 2017. To date, the Nominating and Corporate Governance Committee has met once in 2018 to discuss nominations for elections of directors and for committee membership on our Board. The functions of the Nominating and Corporate Governance Committee include:

  •
  recommending to the Board the persons to be considered for nomination for election as directors at any meeting of stockholders and the persons (if any) to be elected by the Board to fill any vacancies on the Board;

  •
  determining the independence of any director or director nominee to our Board;

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  recommending to the Board the directors to be appointed to each committee of the Board;

  •
  reviewing and making recommendations to the Board regarding any stockholder proposals submitted to the Company pertaining to Board governance and directors;

  •
  developing and making recommendations to the Board regarding any corporate governance policies for the Company;

  •
  overseeing periodic Board self-evaluations; and

  •
  undertaking such other functions as are assigned to the Nominating and Corporate Governance Committee by the Board.

        Our Board has determined that each of the current members of our Nominating and Corporate Governance Committee meet the Nasdaq and SEC standards for committee member independence.

INDEPENDENT AUDITOR

        PwC has audited our accounts since 2002. Our Audit Committee has appointed PwC to be our independent auditor for 2018 and we are asking stockholders to ratify this appointment in Proposal 2. The services provided by PwC in 2018 are expected to include, in addition to performing the consolidated audit, audits of certain subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters. A representative of PwC is expected to be at the meeting and will have an opportunity to make a statement and respond to questions.

Independent Auditor Fees and Services

        The following table presents the aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees(1)	3,893,560	$4,214,398
Audit Related Fees(2)	—	—
Tax Fees(3)	—	54,027
All Other Fees	3,000	3,000

Total Fees	3,896,560	$4,271,425

(1)
Represents fees for professional services rendered for the audits of our consolidated financial statements, audits of certain subsidiaries and assistance with various documents filed with the SEC.

(2)
Represents fees for professional services rendered for acquisition-related support and other technical, financial reporting and compliance services.

(3)
Represents fees for tax compliance and consulting services.

Audit Committee Pre-Approval Policy and Procedures

        In accordance with its written charter, our Audit Committee pre-approves all audit and non-audit services, including the scope of contemplated services and the related fees that are to be performed by PwC, our independent auditor. The Audit Committee's pre-approval of non-audit services involves consideration of the impact of providing such services on PwC's independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC.

Audit Committee Report

        As members of the Audit Committee of the Board of Directors of ATN International, Inc., we have reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2017.

        The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standard No. 1301.

        The Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, discussed PwC's independence with PwC and satisfied itself as to PwC's independence.

        We have also concluded that the provision of services by PwC not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, was compatible with maintaining the independence of PwC.

        Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee

Charles J. Roesslein, Chair
Martin L. Budd
Michael T. Flynn

EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers and directors as of April 30, 2018.

Name	Age	Position
Michael T. Prior	53	President, Chief Executive Officer and Director
Justin D. Benincasa	55	Chief Financial Officer
Brad Martin	42	Executive Vice President, Business Operations
William F. Kreisher	55	Senior Vice President, Corporate Development
Mary Mabey	36	Senior Vice President, General Counsel and Secretary

Executive Officers

        Michael T. Prior has been our President and Chief Executive Officer since December 2005 and an officer of the Company since June 2003. He was elected to the Board in May 2008. Previous to joining the Company, Mr. Prior was a partner with Q Advisors LLC, a Denver based investment banking and financial advisory firm focused on the technology and telecommunications sectors. Mr. Prior began his career as a corporate attorney with Cleary Gottlieb Steen & Hamilton LP in London and New York. He received a B.A. degree from Vassar College and a J.D. degree summa cum laude from Brooklyn Law School. Mr. Prior currently serves on the Board of Directors of the Competitive Carriers Association and is a member of the Board of Directors of the Trustees of Reservations. In 2008, Mr. Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young LLP and One of America's Best CEOs by DeMarche Associates, Inc.

        Justin D. Benincasa is our Chief Financial Officer. Prior to joining us in May 2006, Mr. Benincasa was a Principal at Windover Development, LLC since 2004. From 1998 to 2004, he was Executive Vice President of Finance and Administration at American Tower Corporation, a leading wireless and broadcast communications infrastructure company, where he managed finance and accounting, treasury, IT, tax, lease administration and property management. Prior to that, he was Vice President and Corporate Controller at American Radio Systems Corporation and held accounting and finance positions at American Cablesystems Corporation. Mr. Benincasa holds an M.B.A. degree from Bentley University and a B.A. degree from the University of Massachusetts.

        Brad Martin is our Executive Vice President, Operations. Mr. Martin previously served as Chief Operating Officer for Senet Inc., a leading "low power wide area" network (LPWAN) operator and global service provider. From 2013 through 2015, Mr. Martin served as Sr. Vice President and Chief Quality Officer with Extreme Networks, a global leader in software-driven networking solutions for Enterprise and Service Provider customers. From 2008 to 2013, Mr. Martin served as Vice President of Engineering Operations and Quality with Siemens Enterprise Communications and Enterasys Networks, delivering voice and data networking hardware and software solutions to global enterprises. Mr. Martin holds a Bachelor of Science, Mechanical Engineering from the University of Maine, is a published author and featured industry speaker.

        William F. Kreisher is our Senior Vice President, Corporate Development. Prior to joining us in 2007, Mr. Kreisher was Vice President—Corporate Development at Cingular Wireless (now AT&T Mobility) since 2004. He was part of the corporate development team at Cingular since its formation and spent five years at Bell South before that as a Director of Finance, the acting Chief Financial Officer at its broadband and video division, and as a senior manager in its mergers and acquisitions group. Mr. Kreisher is a more than twenty-five year veteran of the telecommunications industry, having also worked with MCI Telecommunications and Equant. Mr. Kreisher holds a Masters in Business Administration from Fordham University and a Bachelor of Arts degree from the Catholic University of America.

        Mary Mabey is our Senior Vice President and General Counsel. Ms. Mabey joined the Company in 2009 and previously served as the Company's Deputy General Counsel. Prior to joining the Company, Ms. Mabey was with the law firm of Edwards Angell Palmer & Dodge LLP (now Locke Lord LLP) in Boston, where she advised public and private companies in domestic and international transactions on corporate and securities law matters, merger, acquisition and financing transactions, corporate governance, and other general corporate matters. Ms. Mabey received a B.A. degree from the University of Notre Dame and a J.D. degree from the University of Texas School of Law.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this Compensation Discussion and Analysis, "executive officers" and "executives" means the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2017, as well as the other individuals included in the Summary Compensation Table below.

Compensation Philosophy

        The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a reasonably competitive compensation structure as compared with similarly situated companies. We seek to align compensation with the achievement of business objectives and individual and Company performance. The annual cash bonus opportunity together with equity compensation that we provide our executive officers are our main incentive compensation tools to accomplish this alignment, as described below.

        A core principle of our compensation philosophy is that a successful compensation program requires the application of judgment and subjective determinations of individual performance. While we do assign an indicative weight to individual and general Company performance in determining an executive officer's compensation, we do not apply a strictly formulaic or mathematical approach to our compensation program. Our Compensation Committee retains discretion to apply its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program and the overall performance and condition of our company at the time final compensation decisions are made. We believe that our relatively lean management structure, the level of communications between our Board of Directors and our senior management team and our corporate culture make this approach an effective method of determining compensation.

        Our Compensation Committee does consider the compensation of executive officers at other companies in order to assess the compensation that we offer our executive officers, as discussed below.

Role of Compensation Consultant

        Our Compensation Committee has retained the advisory services of Compensia, Inc. ("Compensia"), a national executive compensation consulting firm. For the past three years, Compensia has assisted us with the identification of a relevant peer group and competitive market compensation data regarding the compensation of our named executive officers and directors as compared to such group. Compensia does not generally provide any other services to the Compensation Committee, except as may be requested from time to time with respect to specific matters and as described below.

        This past year, the Compensation Committee asked Compensia to gather peer group data, give advice on any possible changes to the peer group based on that data and update the Compensation Committee on recent or pending changes to the rules and industry trends on executive compensation.

        Compensia works at the direction of, and reports directly to, the Compensation Committee, which may replace the compensation consultant or hire additional advisors at any time. Compensia does not perform any services for the Company unless directed to do so by the Compensation Committee. Based on the consideration of the various factors set forth in the rules of the SEC, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has raised any conflicts of interest, and the Compensation Committee believes that Compensia is independent.

External Sources

        Generally, we seek to offer executive compensation that is reasonably competitive with telecommunications and to a lesser extent, renewable energy companies of a similar size. Defining a relevant "peer group" for us has been historically difficult because we have the complexity and geographic diversity (and attendant travel demands) of large multi-national companies but have similar total revenues and market capitalization to companies that tend to be focused on a very limited geographic area and provide limited services. Nonetheless, we believe that comparisons to certain other companies can provide us with a useful basic check, mainly for the compensation of our named executive officers and directors.

        For 2017, our Compensation Committee adjusted our peer group and referred to the executive compensation paid at the following group of companies:

8 × 8	Gogo	RigNet
Boingo Wireleess	GTT Communication	RingCentral
Cincinnati Bell	Iridium Communications	Shenandoah Telecommunications
Cogent Communications	Lumos Networks	ViaSat
Consolidated Communications	Ormat Technologies	Vonage Holdings
General Communication	Pattern Energy Group

        Our Compensation Committee believed that these companies provided us with helpful indicators of competitive executive compensation levels and pay mix because, as a group, they had the following characteristics that are similar to ours: (1) they are telecommunications or energy companies; (2) several of them have both wireless and wireline operations; (3) several of them are of similar size to the Company; and (4) several have a mix of domestic and international operations. However, finding close peers for the Company is difficult because the Company's diverse group of operations in wide-ranging international and domestic geographies adds a level of complexity above that of the Company's single-market or single-industry peers. In addition, some of the telecommunications industry peers have much higher revenue than the Company as a whole. Our Compensation Committee regards comparisons of us to these companies as reference points only—as such, we did not seek to establish any benchmark in reference to these companies or to require changes in our executive compensation to match changes in those companies' compensation.

Role of Chief Executive Officer in Compensation Decisions

        At the end of the year, our Chief Executive Officer evaluates the performance of our other executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. Our Board has delegated to our Compensation Committee full discretion in its determination of the compensation to be paid to our Chief Executive Officer and our other executive officers, including discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer. The Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

Elements of Compensation

  Overview

        Our executive compensation program is focused on three separate elements:

  •
  base salary;

  •
  annual cash bonuses; and

  •
  equity awards.

        Other than as described below, our Compensation Committee does not have any specific policies or targets for the allocation or "pay mix" of these compensation elements.

  Base Salary

        We seek to set the base salary of each executive at a level that is competitive, taking into account the overall compensation history of the particular executive and our other executives and the base salaries paid by similarly situated companies. In addition to merit-based changes when warranted, our Compensation Committee generally believes that base salaries should increase annually at a rate that is slightly above or below cost-of-living adjustments, as represented by indicators like the Consumer Price Index. In addition to merit- based changes, larger increases (or decreases) may be made based on a change in the responsibilities of the executive. Factors such as the expansion or contraction of the Company and the financial condition and prospects of the Company may also influence the amount of annual salary adjustments. From time to time, comparative market factors also may cause the Compensation Committee to make increases above or below the normal cost-of-living adjustment.

        Below is a chart showing the base salary rates for 2017 for our named executive officers, in comparison to those in effect in 2016. For 2017, the Committee decided to provide basic cost-of-living increases for the executive officers other than for Mr. Fougere as explained below.

Named Executive Officer	2017	2016	Annualized Percent Increase from 2016
Michael T. Prior	$600,000	$590,000	1.7%
Justin D. Benincasa	$360,000	$351,000	2.6%
Barry C. Fougere	$315,000	$285,148	5.0%
William F. Kreisher	$264,000	$258,000	2.3%
Leonard Q. Slap	$285,000	$278,000	2.5%

        On May 20, 2016, the two-year anniversary of Mr. Fougere's hiring, and as contemplated by his offer letter, the Company promoted Mr. Fougere to Executive Vice President and adjusted Mr. Fougere's base salary from $261,000 per year to $300,000 per year for 2016. Mr. Fougere's salary displayed above takes into effect this mid-year adjustment and the annualized percent increase displayed above shows the increase above his base salary received after his promotion. As previously disclosed, Mr. Fougere departed from his position as Executive Vice President, Business Operations, effective April 13, 2018. Mr. Brad Martin was appointed as Executive Vice President, Business Operations, effective April 30, 2018.

        As previously disclosed, Mr. Slap departed from his position as Senior Vice President and General Counsel, effective March 16, 2018. Ms. Mary Mabey, formerly our Deputy General Counsel, was appointed as Senior Vice President and General Counsel of the Company, effective March 21, 2018.

  Annual Cash and Equity Bonuses

Annual Cash Bonus

        We believe that a substantial bonus opportunity, as measured as a percentage of the executive's base salary, motivates executive performance because it makes a significant amount of the executive's overall compensation contingent upon individual and company performance. Further, such approach enables the Company to avoid a higher fixed cost of annual base salaries and gives us the ability to control a major piece of compensation expense if the Company ever experiences a business reversal.

        For 2017, the annual bonus opportunity for our named executive officers was as follows:

Named Executive Officer	2017 Annual Bonus Opportunity Expressed as % of Base Salary
Michael T. Prior	100%
Justin D. Benincasa	75%
Barry C. Fougere	75%
William F. Kreisher	50%
Leonard Q. Slap	50%

        At the end of the year, the Compensation Committee makes an overall assessment of the quality of each executive officer's performance during the year. For executive officers other than the Chief Executive Officer, this assessment is based largely on discussions between the Compensation Committee and the Chief Executive Officer. As noted above, the Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year. For 2017, the target amounts of the bonuses, other than with respect to Mr. Fougere as a result of his 2016 promotion, were unchanged from 2016 levels, based upon the Compensation Committee's assessment that such targets were reasonable and appropriate.

        Although broad performance objectives are identified at the beginning of each year as a means to align individual behavior with Company objectives, it is communicated to each executive that the Compensation Committee always has the full discretion to determine the extent to which bonuses will be paid or not, regardless of the achievement of any such objectives. For executive officers, the actual amount of annual cash bonus awarded for 2017 was based on a highly subjective review of a number of factors that are each assigned a recommended weight for each executive, which varies based on the roles and duties of each individual. In general, the Compensation Committee believes that the annual bonuses should be tied to overall Company performance such as significant strategic developments (as assessed by the Compensation Committee) and financial performance, particularly for the most senior members of our management team, such as our Chief Executive Officer and Chief Financial Officer.

        Our corporate performance has historically been reviewed by reference to year over year consolidated Company performance and our Compensation Committee will take note of additional significant overall Company achievements or weaknesses which may or may not have impacted or been reflected in the Company's financial or operational results. For 2017, the weight assigned to each performance factor generally ranged from approximately 35-50% for Company operational and financial performance, 35-50% for individual achievements, including accomplishment of individual goals set for the 2017 fiscal year, and 15% for general individual performance, including overall quality of the individual's work performance throughout the year. While these weight ranges are presented to the Compensation Committee by our Chief Executive Officer as a guide in connection with his assessment of our executives' performance during the year, actual bonus awards are subject to the Compensation Committee's discretion to increase or decrease such amount or weight range for each performance metric based on the Compensation Committee's review of such individual's performance and relevant job responsibilities. For the Chief Executive Officer, the Committee generally assigns a higher weight to Company performance than the foregoing range indicates.

        Typically, the Company has paid bonuses at levels at or below the target opportunity with the Compensation Committee treating the bonus opportunity percentage as more of a ceiling. For 2017, we paid the annual bonuses to our named executive officers described under the column entitled "Bonus" in the Summary Compensation Table for the reasons described below.

        Our Chief Executive Officer was paid an annual bonus of $375,000, representing 63% of his 2017 annual bonus opportunity. In determining compensation for all executive officers, the Compensation Committee took note of the Company's unfavorable financial and operating results and performance below plan in its International Telecom and Renewable Energy segments due primarily to the impact of two severe hurricanes in the U.S. Virgin Islands, as well as delays in the India solar plant builds. While the hurricane impacts were not avoidable and the Board did approve of a number of steps the Chief Executive Officer has taken to position the Company for the future and improved performance, the Compensation Committee felt these poor results should be reflected in the entire management team's bonuses, including that of the Chief Executive Officer.

        In reviewing with the Chief Executive Officer the recommendations for annual bonuses to be paid to the other executives, the Compensation Committee considered each officer's contribution to achieving the Company's financial performance and strategic goals, using the weight ranges described above as a general guide.

        Our Chief Financial Officer was paid an annual bonus of $210,000, or 78% of his 2017 annual bonus opportunity. The Compensation Committee viewed his individual and team performance favorably, particularly (i) his continued work around the improvement of finance, accounting and tax reporting of the Company's three major new businesses in three separate offshore markets, (ii) the integration and development of the recently expanded and acquired financial and accounting teams, and (iii) his work on improving the Company's capital spending approval process. This individual performance was offset in part by the Company performance noted above.

        The Compensation Committee determined to pay the following annual bonuses to the other named executive officers and took particular note of the additional factors described below:

  •
  Barry C. Fougere, $120,000 or 51% of his 2017 annual bonus opportunity, reflecting the adverse impacts to Company performance noted above as well as the impact of other major projects performing below plan, offset in part by his achievements in other areas such as support of the senior management team at several operating subsidiaries and improvements to certain shared service platforms;

  •
  William F. Kreisher, $93,000 or 70% of his 2017 annual bonus opportunity, reflecting the adverse impacts to Company performance noted above, offset in part by the completion of some smaller transactions and creation of some new growth initiatives; and

  •
  Leonard Q. Slap, $93,000 or 65% of his 2017 annual bonus opportunity, reflecting the adverse impacts to Company performance noted above, offset in part by the completion of several transactions and his work on some ongoing and complex Company matters.

Annual Equity Awards

        Under our 2008 Plan, we may grant stock options, restricted stock and other equity awards to our directors, consultants and employees, including our executive officers. Awards made under the 2008 Plan may be granted subject to conditions and restrictions, including vesting requirements, achievement of performance goals and forfeiture and recapture of shares upon certain events. Our Compensation Committee, composed entirely of independent directors, grants awards to our employees under our

2008 Plan. Our Chief Executive Officer also has authority to make limited grants under the 2008 Plan to employees of the Company.

        In addition to annual equity awards to our officers, we have awarded significant equity compensation in connection with the hiring or promotions of executive officers. For new hires, the awards typically are made at the next regularly scheduled Compensation Committee meeting following the hire or promotion. In general, we have awarded restricted stock and stock options with time-based vesting schedules of four years, and, in the case of stock options, having a term of ten years. Since 2013, the majority of the equity awards granted by the Compensation Committee have been in the form of restricted stock and it has not issued option awards to our named executive officers. This year, the Compensation Committee granted equity awards in the form of restricted stock units. The Compensation Committee believes that, at this time, given the Company's disciplined, long-term approach to its investing and operating strategy, restricted stock units are a good tool for aligning, incentivizing, retaining and rewarding our executive officers and more in line with peers than grants of shares of restricted stock. The Compensation Committee, however, continues to consider other equity-linked incentives from time to time.

        On March 7, 2018, the Compensation Committee granted the following equity compensation to the Company's named executive officers as compensation for each executive's 2017 achievements and general performance of the Company, as described in our Annual Cash Bonus disclosure above:

Restricted Stock Unit Awards
Michael T. Prior	25,800
Justin D. Benincasa	10,000
Barry C. Fougere	6,500
William F. Kreisher	6,500
Leonard Q. Slap	2,500

Total	51,300

        In approving the annual cash bonus and equity incentive awards, the Compensation Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and concluded that the restricted stock unit grant awards described above would not be likely to encourage excessive risk taking, as the restricted stock units awards typically vest ratably over a period of four years. While the Compensation Committee believes it is an important policy of the Board to seek to keep the aggregate shares underlying outstanding stock options, unvested restricted stock and unvested restricted stock units at a reasonable level in relation to our outstanding equity (calculated on a fully diluted basis), we believe that equity compensation will remain a critical recruitment, retention and incentive tool.

  Retirement, Benefits and Other Arrangements

        In 2008, we adopted a deferred compensation plan for our then existing executives. This plan is intended to provide retirement income to our executive officers. It was adopted to offset a reduction in our annual contributions to these executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make quarterly credits equal to 8% of the executive's then current base salary to an account on behalf of the executive. In addition to these quarterly credits, we may make additional credits in our sole discretion. See the description of the deferred compensation plan under the caption Non-Qualified Deferred Compensation Plan Transactions in 2017 for additional information regarding the compensation plan. Executives hired after 2008 do not participate in this plan. Except for this plan, our executive officers currently do not receive any benefits, including retirement, medical and dental, life and disability insurance, which are not also available to all of our employees.

  Severance Agreements

        In 2016, we entered into severance agreements with each of our named executive officers. These severance agreements provide each executive with severance pay upon termination as described therein in exchange for standard covenants of confidentiality, non-competition, non-solicitation and non-circumvention for a one year-period following termination and a standard release and waiver of claims. In the event of a termination by the Company without "cause" or by the executive for "good reason" and in the absence of a "change in control" (each as defined in the agreements), each executive would be entitled to (i) severance pay in the amount of one times his base salary (and in the case of our Chief Executive Officer, or CEO, one and a half times his base salary) and (ii) COBRA continuation coverage at a rate equal to the rate paid by active employees during the twelve months following the termination (eighteen months in the case of the CEO). In the event of a termination by the Company without "cause" or by the executive for "good reason" either three months prior to or twelve months (eighteen months in the case of the CEO) following a change in control (as defined in the Executive Severance Agreements), such executive would be entitled to (i) severance pay in the amount of one times (and in the case of the CEO, one and a half times) his base salary, (ii) such executive's maximum target incentive compensation for such year (and in the case of the CEO, one and a half times such target), excluding any eligible amounts of equity compensation, (iii) COBRA continuation coverage at a rate equal to the rate paid by active employees during the twelve months following the termination (eighteen months in the case of the CEO) and (iv) the immediate vesting of all restricted stock, restricted stock units or stock options held by such executive.

  "Say on Pay" Advisory Approval of Executive Compensation

        At the 2017 Annual Meeting, stockholders voted on a non-binding and advisory basis, and the Board elected, to hold an advisory vote of stockholders to approve the compensation of our named executive officers every three years. Stockholders will again be asked, on an advisory basis, to approve the compensation of our named executive officers at the 2020 Annual Meeting. At the 2017 Annual Meeting, more than 80% of the shares present, or present by proxy, and entitled to vote at the 2017 Annual Meeting approved our named executive officer compensation. While the approval in 2017 was advisory and non-binding in nature, the Board of Directors and Compensation Committee value the opinion of stockholders and consider this outcome as an indication that stockholders agree that our executive compensation programs use appropriate structures and policies that are effective in achieving our Company's goals and objectives. As a consequence, the Compensation Committee has not made significant changes in our executive compensation programs as a result of the advisory vote.

Compensation Committee Report

        Each member of the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

Martin L. Budd, Chair
Michael T. Flynn
Liane J. Pelletier

2017 Summary Compensation Table

        The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for each of fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Michael T. Prior	2017	600,000	375,000	1,495,770	—	201,911	2,672,681
Chief Executive Officer	2016	590,000	590,000	1,601,109	—	156,753	2,937,862
	2015	590,000	525,000	1,386,210	—	109,744	2,610,954
Justin D. Benincasa	2017	360,000	210,000	546,400	—	99,439	1,215,839
Chief Financial Officer	2016	351,000	262,000	584,880	—	83,890	1,281,770
	2015	348,000	233,000	600,691	—	60,731	1,242,422
Barry C. Fougere	2017	315,000	120,000	402,970	—	26,561	864,531
Former Executive Vice President,	2016	285,000	180,000	402,105	—	25,430	892,535
Business Operations(3)	2015	258,000	114,000	191,429	—	18,183	581,612
William F. Kreisher	2017	264,000	93,000	361,990	—	80,964	799,954
Senior Vice President,	2016	258,000	129,000	387,483	—	65,009	839,492
Corporate Development	2015	255,000	120,000	389,459	—	46,361	810,820
Leonard Q. Slap	2017	285,000	93,000	324,425	—	25,277	727,702
Former Senior Vice President	2016	278,000	139,000	347,273	—	28,017	792,290
and General Counsel(4)	2015	275,000	126,000	349,853	—	27,555	778,408

(1)
The amounts in this column reflect the grant date fair value presented in accordance with FASB ASC Topic 718, of awards granted pursuant to our equity incentive plans. Stock and option awards are valued at their grant date fair value. Does not include restricted stock unit grants made on March 7, 2018 for 2017 achievements. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
The amounts in this column reflect matching contributions made by us to each of the named executive officers pursuant to the ATN International, Inc. 401(k) Plan, contributions made by us to a non-qualified deferred compensation plan for Messrs. Prior, Benincasa and Kreisher, and dividends earned on unvested restricted stock awards.

(3)
Mr. Fougere departed from his position as Executive Vice President, Business Operations, effective April 13, 2018.

(4)
Mr. Slap departed from his position as Senior Vice President and General Counsel, effective March 16, 2018.

Grants of Plan-Based Awards in 2017

        The table below sets forth additional information regarding stock and option awards granted to our named executive officers during the fiscal year ended December 31, 2017.

Name		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Michael T. Prior Chief Executive Officer	Restricted Stock Grant	3/8/17	21,900	—	—	1,495,770
Justin D. Benincasa Chief Financial Officer	Restricted Stock Grant	3/8/17	8,000	—	—	546,400
Barry Fougere	Restricted Stock Grant	3/8/17	5,900	—	—	402,970
Former Executive Vice President,
Business Operations
William F. Kreisher	Restricted Stock Grant	3/8/17	5,300	—	—	361,990
Senior Vice President,
Corporate Development
Leonard Q. Slap	Restricted Stock Grant	3/8/17	4,750	—	—	324,425
Former Senior Vice President,
General Counsel

(1)
The amounts in this column reflect the grant date fair value of awards determined as set forth in footnote 1 to our Summary Compensation Table.

(2)
The securities vest in four equal installments on each of March 8, 2018, 2019, 2020 and 2021.

Outstanding Equity Awards at Fiscal Year-End 2017

        The table below sets forth additional information regarding the equity awards granted to our named executive officers that were outstanding as of December 31, 2017.

						Stock Awards
		Option Awards
						Restricted Shares That Have Not Vested(1)
		Number of Securities Underlying Unexercised Options(1)
	Grant Date			Exercise Price ($)	Expiration Date	Number of Shares	Market Value ($)(2)
Name		Exercisable	Unexercisable
Michael T. Prior	3/8/17	—	—	—	—	21,900	1,210,194
President and Chief	3/9/16	—	—	—	—	16,425	907,646
Executive Officer	3/17/15	—	—	—	—	10,500	580,230
	3/20/14	—	—	—	—	5,500	303,930
	3/27/13	—	—	—	—	—	—
	3/22/12	30,000	—	37.36	3/22/22	—	—
	3/15/11	7,500	—	32.96	3/15/21	—	—
	2/11/10	25,000	—	46.85	2/11/20	—	—
Justin D. Benincasa	3/8/17	—	—	—	—	8,000	442,080
Chief Financial Officer	3/9/16	—	—	—	—	6,000	331,560
	3/17/15	—	—	—	—	4,550	251,433
	3/20/14	—	—	—	—	2,375	131,243
	3/27/13	—	—	—	—	—	—
	3/22/12	10,000	—	37.36	3/22/22	—	—
	3/15/11	16,967	—	32.96	3/15/21	—	—
	2/11/10	15,854	—	46.85	2/11/20	—	—
Barry C. Fougere	3/8/17	—	—	—	—	5,900	326,034
Former Executive Vice President,	3/9/16	—	—	—	—	4,125	227,948
Business Operations	3/17/15	—	—	—	—	1,450	80,127
	5/20/14	—	—	—	—	2,031	112,233
William F. Kreisher	3/8/17	—	—	—	—	5,300	292,878
Senior Vice President,	3/9/16	—	—	—	—	3,975	219,659
Corporate Development	3/17/15	—	—	—	—	2,950	163,017
	3/20/14	—	—	—	—	1,500	82,890
	3/27/13	—	—	—	—	—	—
	3/22/12	15,000	—	37.36	3/22/22	—	—
	3/15/11	8,000	—	32.96	3/15/21	—	—
	2/11/10	15,000	—	46.85	2/11/20	—	—
Leonard Q. Slap	3/8/17	—	—	—	—	4,750	262,485
Former Senior Vice President,	3/9/16	—	—	—	—	3,562	196,836
General Counsel	3/17/15	—	—	—	—	2,650	146,439
	3/20/14	—	—	—	—	1,250	69,075
	3/27/13	—	—	—	—	—	—
	3/22/12	3,750	—	37.36	3/22/22	—	—
	3/15/11	2,500	—	32.96	3/15/21	—	—
	6/15/10	6,250	—	44.12	6/15/20	—	—

(1)
Grants vest 25% annually commencing one year from the date of grant.

(2)
Stock awards are valued at $55.26 per share, the closing price of our stock on December 31, 2017.

Option Exercises and Stock Vested in 2017

        The table below sets forth information with respect to our named executive officers regarding all options that were exercised and restricted stock that vested during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael T. Prior	—	—	22,475	1,610,670
Chief Executive Officer
Justin D. Benincasa	4,179	150,193	9,650	692,510
Chief Financial Officer
Barry Fougere	—	—	4,131	276,546
Former Executive Vice President,
Business Operations
William F. Kreisher	2,872	135,702	7,800	558,278
Senior Vice President,
Corporate Development
Leonard Q. Slap	—	—	5,763	413,050
Former Senior Vice President
and General Counsel

(1)
Reflects the difference between the market price of the option awards at exercise and the grant date exercise price of such options.

(2)
Reflects the market value of the shares based on the vesting date closing price of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information regarding our equity compensation plans as of December 31, 2017:

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	200,021	$41.76	881,477
Equity compensation plans not approved by security holders:	—	—	—
Total	200,021	41.76	881,477

Non-Qualified Deferred Compensation Plan Transactions in 2017

        The following table sets forth contributions by us to our deferred compensation plan for fiscal 2017.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Michael T. Prior	—	48,000	78,669	—	619,777
Justin D. Benincasa	—	28,800	34,777	—	337,877
Barry C. Fougere(2)	—	—	—	—	—
William F. Kreisher	—	21,120	32,261	—	272,458
Leonard Q. Slap(2)	—	—	—	—	—

(1)
The amounts reported in this column are reported for fiscal 2017 in the "All Other Compensation" column of the Summary Compensation Table.

(2)
Messrs. Slap and Fougere are not participants in our deferred compensation plan.

(3)
The amounts in this column were previously reported as "other compensation" to the named executive officers in the Summary Compensation Table for prior years.

        Effective as of December 5, 2008, we adopted a non-qualified deferred compensation plan for our then existing executive officers. This plan is intended to provide retirement income to our executive officers and was adopted to offset a reduction in our annual contributions to those executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Accordingly, we do not expect to add newly hired executives to this plan. Under this plan, we make quarterly credits equal to 8% of the executive officer's then current quarterly base salary to an account in the plan on behalf of the executive. In addition to these quarterly credits, the Compensation Committee may make additional credits in its sole discretion. Credits to such executive officer's account under the plan will be deemed to be invested in one or more investment funds selected by the executive officer from among alternatives approved by the Compensation Committee. Overall investment return is dependent upon the performance of each executive officer's selected investment alternatives. Credits will be fully vested at all times and the executive officers will have a nonforfeitable interest in the balance of their respective accounts. Benefits under the plan are payable upon a separation from service in a cash lump sum or in accordance with a fixed schedule elected by the executive officer. Distributions may be made prior to the executive officer's separation from service only for certain financial hardship reasons. The plan is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and to constitute a non-qualified, unfunded executive benefit plan.

Potential Payments Upon Termination or Change of Control

        We have entered into severance agreements with each of our named executive officers. For a description of these agreements, please see "—Severance Agreements" above. The following table sets forth the estimated payments and benefits that would be provided to each of the named executive officers, upon termination or a termination following a change in control. The payments and benefits were calculated assuming that the triggering event took place on December 29, 2017, the last business day of our fiscal year, and using the closing market price of our common stock on that date $55.26.

Named Executive Officer	Event	Salary & Other Cash Payment		COBRA Benefits	Acceleration of Vesting of Certain Equity	Vesting of Unvested Stock Options	Vesting of Stock Awards	Total
Michael T. Prior	Termination Without Cause or for Good Reason	$1,519,777	(1)	$37,103	N/A	—	—	$1,556,880
	Change in Control Termination	$2,419,777	(1)	$37,103	100%	—	$3,002,000	$5,458,879
Justin D. Benincasa	Termination Without Cause or for Good Reason	$697,877	(1)	$24,735	N/A	—	—	$722,612
	Change in Control Termination	$967,877	(1)	$24,735	100%	—	$1,156,316	$2,148,928
Barry C. Fougere	Termination Without Cause or for Good Reason	$315,000		$25,062	(2)	—	—	$340,062
	Change in Control Termination	$551,250		$25,062	100%	—	$746,342	$1,322,653
William F. Kreisher	Termination Without Cause or for Good Reason	$536,458	(1)	$24,735	N/A	—	—	$561,193
	Change in Control Termination	$668,458	(1)	$24,735	100%	—	$758,444	$1,451,637
Leonard Q. Slap	Termination Without Cause or for Good Reason	$285,000		$24,735	N/A	—	—	$309,735
	Change in Control Termination	$427,500		$24,735	100%	—	$674,835	$1,127,070

(1)
Includes payments under our Non-Qualified Deferred Compensation Plan not triggered by any severance arrangement and due to the employee upon any termination or resignation of employment.

(2)
Upon termination without cause or for good reason as of December 29, 2017, Mr. Fougere would be entitled to the immediate vesting of 1,378 shares of restricted stock.

        Mr. Fougere departed from his position as Executive Vice President, Business Operations, effective April 13, 2018. Mr. Fougere has executed an agreement with the Company that includes a release, waiver and other customary provisions and will receive the severance pay provided for under his severance agreement, dated March 6, 2016, with the Company.

        Mr. Slap departed from his position Senior Vice President, General Counsel and Secretary, effective March 16, 2018. Mr. Slap has executed an agreement with the Company that includes a release, waiver and other customary provisions and will receive the severance pay provided for under his severance agreement, dated March 6, 2016, with the Company.

Pay Ratio Disclosure

        Pursuant to recently adopted rules under the Dodd-Frank Act, we have included in this Proxy Statement disclosure of a reasonable estimate of the CEO to median employee pay ratio for 2017 annual compensation. We identified the median employee based on 2017 taxable wages for all individuals, excluding our CEO, employed by us on December 31, 2017 (whether employed on a full-time, part-time, or seasonal basis). For such employees, we annualized the compensation for any full-time employees not employed for the entire 2017 fiscal year, but not for any part-time employees. Other than as set forth above, we did not make any assumptions, adjustments, or estimates with respect to taxable wages. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table set forth elsewhere in this Proxy Statement. The annual total compensation of our median employee for 2017 was $32,000. As disclosed in the Summary Compensation Table, our CEO's annual total compensation for 2017 was $2,672,681. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 84:1.

        The foregoing calculation reflects employees located in all of the Company's operating jurisdictions. At year end, we had approximately 700 employees in the United States and the United States Virgin Islands, and approximately 1,100 employees internationally, principally in Bermuda, the Cayman Islands, Guyana and India, with employees in Guyana accounting for over half of our employees outside of the United States. Our estimate, using the same compensation measure of taxable wages, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our United States employees (excluding the CEO) is 34:1. Given the different methodologies that public companies will use to determine an estimate of their pay ratio, the estimated ratios reported above should not be used as a basis for comparison between companies.

        In order to give some context to the median annual employee compensation, information regarding the gross domestic product (GDP) per capita for the Company's main operating areas, as reported by The World Factbook, as published by the Central Intelligence Agency, including estimates of GDP for various years ranging from 2013 through 2017 is set forth below. This information regarding GDP per capita is deemed to be furnished and not filed.

Country	GDP per capita
Bermuda	$85,700
Cayman Islands	$58,808
Guyana	$8,300
India	$7,200
U.S. Virgin Islands	$36,100
United States	$59,500

 DIRECTOR COMPENSATION

        Our Compensation Committee has the responsibility of reviewing and making recommendations to the Board regarding director compensation. We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required to effectively fulfill their duties and responsibilities to us and our stockholders. We also consider the compensation set by our peer companies in our determination of director compensation.

        The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2017. Mr. Michael Prior, our Chief Executive Officer, does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company.

2017 Director Compensation Table

        The table below summarizes the compensation earned by each named director as of December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Cornelius B. Prior, Jr.	140,000	—	8,745	148,745
Martin L. Budd	75,000	105,000	—	180,000
Bernard J. Bulkin	52,000	105,000	—	157,000
Michael T. Flynn	67,500	105,000	—	172,500
Liane J. Pelletier	63,500	105,000	—	168,500
Charles J. Roesslein	72,000	105,000	—	177,000

(1)
The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, of awards granted pursuant to our Non-Employee Directors Compensation Policy and our 2008 Plan.

(2)
As compensation for Mr. Cornelius B. Prior, Jr.'s service as Chairman in 2017, we paid him an annual salary of $140,000, plus certain benefits which are included in "All Other Compensation", including $5,600 in matching contributions pursuant to our 401(k) plan, use of a company car and life insurance premiums. We also provided him with medical and dental benefits that are available to all of our employees. Mr. C.B. Prior, Jr. did not participate in any of our incentive compensation programs. In his capacity as Chairman he did not receive an annual retainer, but did receive expense reimbursement available to all other directors.

        In connection with Mr. C.B. Prior, Jr.'s retirement from the Board of Directors, effective as of the date of the Annual Meeting, the Compensation Committee has determined that, in recognition of Mr. C.B. Prior, Jr.'s pre-retirement service to the Company, the Company will provide to Mr. C.B. Prior, Jr. following his retirement (i) COBRA benefits for a period of eighteen (18) months, (ii) an office space for use for a period of three (3) years with an approximate value of $33,600 per year and (iii) a gift of the Company car used by Mr. C.B. Prior, with an approximate value of $12,000.

Retainers

        For the fiscal year ended December 31, 2017, our non-employee directors (excluding our Chairman) received an annual retainer of $155,000 (consisting of $50,000 in cash and $105,000 in stock). In addition to the retainers, members of the Audit, Compensation and Nominating and Corporate Governance Committees (other than the Chairs of such committees) received additional annual payments of $10,000, $7,500 and $2,000, respectively, and the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees received annual payments of $20,000, $15,000 and $6,000, respectively.

 RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

        Our Board has a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining whether any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this Proxy Statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction(s) as a direct party or by arranging the transaction(s) and the transaction(s) involves more than $100,000 in any calendar year. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable by our Audit Committee.

        In October 2014, our U.S. Virgin Islands business, Choice Communications, LLC ("Choice"), entered into a tower lease with Tropical Telecom Ltd ("Tropical Telecom"), an entity 74% owned by Mr. C.B. Prior, Jr., our Chairman. When aggregated with amounts that Choice currently pays to Tropical Telecom for an existing tower lease entered into in April 2012, Choice will pay approximately $117,000 per year in rental payments to Tropical Telecom. Each tower lease has an initial term of five years, with two additional five year renewal periods and has provisions for an increase in rent, in the case of the April 2012 lease, by 5% each year and in the case of the October 2016 lease by 3% each year.

        Our Audit Committee approved the specific structure and terms of the Choice lease, as negotiated by Choice management, and unanimously approved each of the arrangements described above in accordance with the terms of our Related Person Transaction Policy.

 ADDITIONAL INFORMATION

Stockholder Proposals for 2019 Annual Meeting

        All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year's annual meeting of stockholders should be sent to ATN International, Inc.; Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915. To be considered for inclusion in our proxy materials for that meeting, such proposals must be received by us by December 28, 2018, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2019 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than March 13, 2019, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, ATN International, Inc., Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915, (978) 619-1300. If you want to receive separate copies of such materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at ir.atni.com. These filings and other SEC filings, including our Proxy Statement, are also available on the SEC's website at www.sec.gov. This Proxy Statement and our Annual Letter to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your control number(s) available that appear on your proxy card.

        A copy of these filings, including our Annual Letter to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (excluding exhibits), may be obtained, at no cost, by writing to ATN International, Inc., Attn: Secretary, 500 Cummings Center, Suite 2450, Beverly, MA 01915.

        Our Annual Letter to Stockholders, which is being mailed to stockholders with this Proxy Statement, is not incorporated into this Proxy Statement and is not deemed to be part of the proxy soliciting material.

By order of the Board of Directors,

MARY MABEY
Secretary

April 30, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ATN INTERNATIONAL, INC. 500 CUMMINGS CENTER, SUITE 2450 BEVERLY, MA 01915 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Eight Directors Nominees 1a. Martin L. Budd For 0 0 0 0 0 0 0 0 Yes 0 Against 0 0 0 0 0 0 0 0 No 0 Abstain 0 0 0 0 0 0 0 0 0 The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2018. For 0 Against 0 Abstain 0 1b. Bernard J. Bulkin 1c. Michael T. Flynn 1d. Richard J. Ganong NOTE: In their discretion the Proxies are authorized to vote upon such other further business, if any, as may properly come before the meeting. 1e. John C. Kennedy 1f. Liane J. Pelletier 1g. Michael T. Prior 1h. Charles J. Roesslein For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000382347_1 R1.0.1.17

ATN INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS - JUNE 12, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned appoints Michael T. Prior and Mary Mabey and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote as instructed herein, all shares of Common Shares of ATN International, Inc. held of record by the undersigned on April 20, 2018, at the Annual Meeting of Stockholders to be held on June 12, 2018 or any adjournment or postponement thereof on the matters set forth in the Notice and Proxy Statement dated April 30, 2018. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2, AND AT THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on other side) 0000382347_2 R1.0.1.17